Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

MIDNIGHT OIL & GAS LTD.

as Purchaser

and

VINTAGE PETROLEUM CANADA INVESTMENTS ULC,

VINTAGE CANADA OIL & GAS ULC,

and

VINTAGE PETROLEUM SOUTH AMERICA HOLDINGS, INC.

as Sellers

September 22, 2004

1

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of September 22, 2004, by and among Midnight Oil & Gas Ltd., an Alberta company (“Purchaser”); Vintage Petroleum Canada Investments ULC, a Nova Scotia unlimited liability company, Vintage Canada Oil & Gas ULC, a Nova Scotia unlimited liability company, and Vintage Petroleum South America Holdings, Inc., a Cayman Islands corporation (collectively, “Sellers” and each, a “Seller”).

Recitals

A. Purchaser desires to buy and Sellers desire to sell all of the issued and outstanding capital stock of Vintage Petroleum Canada, Inc., an Alberta corporation (the “Company”), upon the terms and subject to the conditions set forth in this Agreement.

B. Purchaser and Sellers desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale of stock provided for in this Agreement and also to prescribe various conditions to such purchase and sale of stock.

C. In consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, Purchaser and Sellers (collectively the “Parties” and each, a “Party”) hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

1.1.1 “Abandonment and Reclamation Obligations” means all remediation and reclamation obligations of the Company, including:

(a) the abandonment and reclamation of any Wells; and

(b) the closure, decommissioning and dismantling of Tangibles, and the restoration of the surface in respect thereto;

all in accordance with good oil and gas field practices in the Province where the assets are located, and in compliance with Applicable Law.

1.1.2 “Affected Assets” has the meaning specified in Section 6.1(b).

1.1.3 “Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person, for the purposes of this definition “control” means the possession, directly or indirectly, by such Person or group of Persons acting in concert of the power to direct or cause the direction of the management or policies of the first mentioned Person, whether through the ownership of voting securities or otherwise.

1.1.4 “Agreement” means this Stock Purchase Agreement, as amended, supplemented or modified from time to time.

1.1.5 “Applicable Law” means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of all federal, provincial, territorial, municipal and local governmental bodies (whether administrative, legislative, executive or otherwise) and final, non-appealable judgments, orders and decrees of all courts, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party, by which it is bound or having application to the transaction or event in question.

1.1.6 “Assessment” has the meaning set forth in Section 9.5.

1.1.7 “Base Purchase Price” has the meaning specified in Section 2.2.1.

1.1.8 “Business Day” means any day on which commercial banks are open for business in each of Calgary, Alberta and Tulsa, Oklahoma, but does not in any event include a Saturday or Sunday or a statutory holiday under Applicable Law.

1.1.9 “Cap” has the meaning set forth in Section 9.4(d).

1.1.10 “Closing” means the delivery of the Company Stock, duly endorsed for transfer, and the payment of the Purchase Price as set forth in Article 2 on the Closing Date and at the Place of Closing.

1.1.11 “Closing Date” means 9:00 a.m. (Calgary, Alberta time) on November 30, 2004, or as soon thereafter as reasonably practicable and in any event not later than December 15, 2004.

1.1.12 “Company” means Vintage Petroleum Canada, Inc., an Alberta corporation.

1.1.13 “Company Certificate” means a certificate representing shares of the Company Stock.

1.1.14 “Company Common Stock” means the common stock of the Company.

1.1.15 “Company Financial Statements” means the unaudited consolidated financial statements, including the statement of operations, balance sheet and cash flow statement, of the Company and its Subsidiaries as of December 31, 2003, or in the case of VPCI GP, January 31, 2004, and for the year then ended, and the unaudited consolidated financial statements, including the statement of operations, balance sheet and cash flow statement, of the Company and its Subsidiaries as of June 30, 2004, and for the six (6) months then ended.

1.1.16 “Company Preferred Stock” means the preferred stock of the Company.

1.1.17 “Company Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of the Company.

1.1.18 “Company Stock” means the Company Common Stock and the Company Preferred Stock.

1.1.19 “Confidentiality Agreement” means the letter agreement dated August 25, 2004, between the Sellers and Purchaser relating to the Company’s furnishing of information to Purchaser in connection with Purchaser’s evaluation of the possibility of acquiring the Company.

1.1.20 “Debt” means, for any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all indebtedness of such Person on which interest charges are customarily paid or accrue; (d) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person; (e) the present value of all obligations in respect of leases that are capitalized on the books and records of such Person; (f) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business and which are not more than 90 days past invoice date; (g) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person; and (h) any other obligation or liability of such Person that is debt within the meaning of GAAP.

1.1.21 “Deductible” means an amount equal to $1,000,000.

1.1.22 “Defect Adjustment Threshold” means an amount equal to $4,000,000.

1.1.23 “Defect Notice Date” means November 12, 2004.

1.1.24 “Defect Termination Threshold” means an amount equal to $35,000,000.

1.1.25 “Disclosure Schedule” means those schedules attached hereto as Schedule A and expressly incorporated herein by reference pursuant to Section 1.4.

1.1.26 “Earnest Money” has the meaning specified in Section 2.2.2.

1.1.27 “Effective Date” means June 30, 2004.

1.1.28 “Environmental Damage” means any one or more of:

(a) ground water, surface water or aquifer contamination;

(b) soil contamination; and

(c) substance emissions which are either toxic or hazardous;

but only to the extent the foregoing is or has been in breach of or exceeds limitations imposed by Environmental Law and shall not include Abandonment and Reclamation Obligations.

1.1.29 “Environmental Law” means Applicable Law respecting the protection of, or the control, remediation or reclamation of contamination or pollution of soil, air or water (including ground water).

1.1.30 “Escrow Agreement” means an agreement dated the Closing Date and executed among the Purchaser, VPSAH and the Sellers’ solicitors in the form of Schedule 1.1.30.

1.1.31 “Excluded Assets” has the meaning specified in Section 2.3.

1.1.32 “Facilities” means the major gas plants, oil batteries, gas gathering systems and pipelines in which the Company or its Subsidiaries has the interest described in Schedule 1.1.32.

1.1.33 “GAAP” means generally accepted accounting principles, as recognized by the Canadian Institute of Chartered Accountants (or any generally recognized successor), and “U.S. GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

1.1.34 “Governmental Authority” means any federal, provincial, territorial, state, county municipal or local government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over the Company, its Subsidiaries, Purchaser or Sellers or any of their respective properties or assets.

1.1.35 “Indemnified Persons” has the meaning specified in Section 5.6.

1.1.36 “Indemnity Issues” has the meaning specified in Section 9.4(f).

1.1.37 “Indemnity Threshold” means an amount equal to $3,000,000.

1.1.38 “Lands” means, collectively, all of the lands set forth in Schedule 1.1.38, and includes the Petroleum Substances within, upon or under such lands, together with the right to explore for and produce such Petroleum Substances.

1.1.39 “Leases” means, collectively, all of the leases, options for leases, subleases, licences and documents of title (and any replacements, renewals or extensions thereof or leases derived therefrom) covering the Lands, including those set forth in the Property Schedule, by virtue of which the holder thereof is granted certain rights with respect to Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled, unitized or otherwise combined.

1.1.40 “Lien” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, right of conversion or reduction of interest, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

1.1.41 “Management Consultants” has the meaning specified in Section 5.14.

1.1.42 “Material” or “Material Adverse Effect” means a result or consequence that would adversely affect the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, in an aggregate amount in excess of $3,500,000 and would either impair the ability of the Company or its Subsidiaries to own, hold, develop and operate their respective assets, or impair the Company’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or delay the performance of this Agreement.

1.1.43 “Material Agreement” means any written or oral agreement, contract, commitment, or understanding to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries is directly or indirectly bound, or to which any Oil and Gas Assets may be subject that:

(a) is a Product and Other Hedging Contract;

(b) is not cancellable upon notice of 60 days or less without liability for further payment other than nominal penalty and involves the transportation, gathering, processing, compressing, disposing or marketing of Petroleum Substances or the Oil and Gas Assets; or

(c) requires payment by the Company or its Subsidiaries on or after the Effective Date of an amount in excess of $250,000 in a calendar year, excluding (i) any and all payments under any agreements listed in the Disclosure Schedule, and (ii) any operating agreement entered into in the ordinary course of owning, operating or developing oil and gas properties or processing, transporting, usage, compressing, or waste disposal, related to Petroleum Substances.

1.1.44 “116 Certificate” has the meaning ascribed to it in Section 2.7.1(a).

1.1.45 “116 Withholding Tax” means the amount withheld in accordance with Section 2.7.1(a).

1.1.46 “Oil and Gas Assets” means all of the working interests, royalty interests, gross overriding royalty interests, production payments, profit and net profit interests, reversionary interests and other interests of the Company or its Subsidiaries in the Leases, Lands and Tangibles, including those described in the Property Schedule.

1.1.47 “Parties” has the meaning set forth in the Recitals of this Agreement.

1.1.48 “Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent;

(b) Liens of carriers, warehousemen, mechanics, labourers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Petroleum Substances properties and related facilities and assets for sums not yet due or delinquent;

(c) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation for sums not yet due;

(d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature;

(e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property not materially interfering with the ordinary conduct of the business of the Company or its Subsidiaries or rights to any of their respective assets;

(f) undetermined or inchoate liens (including processors’, operators’, mechanics, builders’, materialmen’s and similar liens) incurred or created as security in favour of the Person conducting the operation of any of the assets arising in the ordinary course of business for the Company’s or its Subsidiaries’ proportionate share of the costs and expenses of such operations except in respect of costs now due or delinquent;

(g) all rights to consent by, required notices to, filings with, or other actions of Governmental Authorities to the extent customarily obtained subsequent to closing;

(h) leases, farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Petroleum Substances properties entered into in the ordinary course of business and not in violation of Section 5.1 and provided the effect thereof on the working and net revenue interest of the Company or its Subsidiaries has been properly reflected in the Property Schedule;

(i) valid, subsisting and applicable laws, rules or orders of any Governmental Authority;

(j) Liens or defects described in the Property Schedule or the Disclosure Schedule;

(k) the rights reserved to or vested in any grantor, government or other public authority by the terms of any Lease or by any Applicable Law, including any rights to terminate any Lease or require annual or other periodic payments as a condition of the continuance thereof;

(l) rights reserved to or vested in any Governmental Authority to levy Taxes on minerals or the income therefrom or to limit, control or regulate any of the Company’s or its Subsidiaries’ assets in any manner;

(m) the reservations, limitations, provisos and conditions in any original grants or transfers from the Crown of any of the Lands or interests therein and exceptions to title under any Applicable Law;

(n) penalties which have arisen under operating procedures or similar agreements as a consequence of elections by the Company or its Subsidiaries prior to the Closing Date not to participate in operations on the Lands to which the penalty applies;

(o) Liens granted in the ordinary course of business to a public utility, municipality or Governmental Authority in connection with operations pertaining to the assets of the Company or its Subsidiaries;

(p) terms and conditions of the Material Agreements listed in the Disclosure Schedule;

(q) pre-emptive or preferential rights of purchase, rights of first refusal or other restrictions on transfer arising under any agreements applicable to Company or its Subsidiaries; and

(r) the rights of third parties to purchase Petroleum Substances produced from the Lands, or any lands with which the Lands have been pooled or unitized, pursuant to the contracts for the sale of Petroleum Substances listed in Schedule 1.1.43.

1.1.49 “Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

1.1.50 “Petroleum Substances” means petroleum, natural gas and all related hydrocarbons (including all liquid hydrocarbons) and all other substances, whether liquids, gaseous or solids and whether hydrocarbons or not (except coal but including sulphur) produced or producible in association with such petroleum, natural gas or related hydrocarbons.

1.1.51 “Place of Closing” means Calgary, Alberta or such other place as may be agreed to by the parties.

1.1.52 “Pre-Closing Tax Returns” has the meaning specified in Section 5.9.

1.1.53 “Prime Rate” means the rate of interest, expressed as a rate per annum, designated by the main branch in Calgary of the Canadian Imperial Bank of Commerce as the reference rate used by it to determine rates of interest charged by it on Canadian dollar commercial loans made in Canada and which is announced by such bank, from time to time, as its prime rate, provided that whenever such bank announces a change in such reference rate, the “Prime Rate” shall correspondingly change effective on the date the change in such reference rate is effective.

1.1.54 “Product and Other Hedging Contracts” means any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving commodities, commodity prices, indices, interest rates, foreign exchange or other derivatives.

1.1.55 “Property Schedule” means the property schedule attached hereto as Schedule B.

1.1.56 “Purchase Price” has the meaning set forth in Section 2.2.1.

1.1.57 “Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

1.1.58 “Purchaser’s Group” has the meaning set forth in Section 9.3.

1.1.59 “Purchaser’s Loss” has the meaning set forth in Section 9.3.

1.1.60 “Purchaser Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Purchaser or its Subsidiaries.

1.1.61 “Related Predecessors in Title” means any Affiliate of the Company or the Sellers, excluding Genesis Exploration Ltd., Cometra Energy (Canada) Ltd., Cometra Energy Ltd., Canadian Cometra Inc. and their Affiliates and Subsidiaries and any of their predecessors in interest.

1.1.62 “Responsible Officer” means, with respect to any entity, any officer, or managing partner of such entity.

1.1.63 “Seller(s)” has the meaning set forth in the introductory paragraph of this Agreement.

1.1.64 “Sellers’ Loss” has the meaning set forth in Section 9.2.

1.1.65 “Statement” has the meaning specified in Section 9.5.

1.1.66 “Subsidiary(ies)” means, as to a particular Person, an entity 100 percent owned, directly or indirectly, by such Person and for greater certainty in relation to the Company, includes Vintage Petroleum NWT Ltd. and VPCI GP.

1.1.67 “Survival Period” means in respect to

(a) the representations and warranties in Sections 3.1.1., 3.1.2, 3.2.1 through 3.2.5, 3.2.7 through 3.2.11, 3.2.13 through 3.2.23 and 3.2.25 through 3.2.27, a period of one year from the Closing Date;

(b) any amount of Tax that is subject to the representations and warranties in Sections 3.2.12, and 3.2.24, the applicable limitation period under the Tax Act or other Applicable Laws in respect to Tax;

(c) the representations and warranties in Sections 3.1.3 and 3.2.6, a period of six (6) years from the Closing Date; and

(d) the representations and warranties in Sections 4.1 through 4.11, a period of one (1) year from the Closing Date.

1.1.68 “Tangibles” means the Facilities and interests of Company and its Subsidiaries in and to all tangible depreciable property and assets that are situate in, on or about the Lands or lands with which the Lands have been pooled or unitized, or used or intended for use in connection with production of Petroleum Substances from the Lands or lands with which the Lands have been pooled or unitized or for the gathering, compression, dehydration, scrubbing, injection, processing, transmission, treatment, separation, extracting, collecting, refining, measuring, transporting, shipping or storage of such Petroleum Substances including the Wells, casing, production tubing, wellheads, pipelines, flowlines, pipeline connections, gathering systems, batteries, compressors, plants, buildings, extraction facilities, meters, generators, refineries, communications and other equipment.

1.1.69 “Tax Act” means the Income Tax Act R.S.C. 1985, c.1 (5th Supplement), as amended.

1.1.70 “Tax Returns” has the meaning specified in Section 3.2.12.

1.1.71 “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, licence, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes, or required installments thereof, imposed or payable to any federal, state, local, province, territory or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties related thereto.

1.1.72 “Third-Party Consent” means the consent or approval of any Person other than the Company, Purchaser, Sellers or any Governmental Authority.

1.1.73 “Title Deductible” means an amount equal to $750,000.

1.1.74 “Title Defect” means any individual defect, deficiency or discrepancy in the title of the Company or its Subsidiaries in and to any of the Oil and Gas Assets which would not be acceptable to a prudent purchaser of the Oil and Gas Assets or the Company Stock, acting reasonably.

1.1.75 “Title Evaluator” means an independent senior oil and gas solicitor as may be agreed to by the Parties.

1.1.76 “Uncured Title Defects” has the meaning specified in Section 6.2(a).

1.1.77 “VPCI GP” means Vintage Petroleum Canada.

1.1.78 “VPSAH” means Vintage Petroleum South America Holdings, Inc.

1.1.79 “Wells” means all producing, shut-in, suspended, abandoned, injection and disposal wells located on the Lands or any lands with which the Lands have been pooled or unitized.

1.1.80 “Working Capital Balance” has the meaning specified in Section 6.3(b).

1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

1.3 Interpretation.

(a) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(b) If there is any conflict or inconsistency between the provisions of the body of this Agreement and those of a Schedule, the provisions of the body of this Agreement shall prevail.

(c) All documents executed and delivered pursuant to the provisions of this Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict.

(d) Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force at the date hereof.

(e) As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing party shall mean that Responsible Officers of such representing party, individually or collectively, (i) know that the matter being represented and warranted is true and accurate and (ii) have no reason to believe that the matter being represented and warranted is not true and accurate. Knowledge does not include the knowledge of any third party or constructive knowledge. The representing party does not have any obligation to make inquiry of third parties or the files and records of any third party or governmental authority in connection with representations and warranties that are limited to its knowledge.

(f) All references to time shall mean Mountain Standard Time or Mountain Daylight Time, as applicable.

(g) Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

(h) The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

(i) Unless otherwise specifically indicated herein, all dollar and monetary amounts shall in be in Canadian dollars.

1.4 Schedules. The following schedules are attached to, form part of and are incorporated in the Agreement:

Schedule A - Disclosure Schedule

Schedule 1.1.40 - Liens, Burdens or Defects to Title

Schedule 1.1.43 and 3.2.7- Material Agreements

Schedule 2.6.1(h) - Directors and Officers of Company and its Subsidiaries

Schedule 2.6.1(i) - Representatives of Company and its Subsidiaries

Schedule 2.6.2(d) - Seller’s Representatives

Schedule 3.2.1 - Company’s Subsidiaries

Schedule 3.2.3 - Right of Termination / Loss of Benefit

Schedule 3.2.4 - Third-Party Consents

Schedule 3.2.8 - Company Debt

Schedule 3.2.9 - Company and its Subsidiaries/Affiliate Contracts

Schedule 3.2.10(c) - Employment, Retention, Severance or Termination Agreements

Schedule 3.2.11 - Litigation, Arbitrations, Investigations or Other Proceedings

Schedule 3.2.16 - Environmental Matters

Schedule 3.2.19(b) - Area of Mutual Interest

Schedule 3.2.19(e) - Authorities for Expenditure

Schedule 3.2.19(f) - Leased Tangibles

Schedule 3.2.20 - Product and Other Hedging Contracts

Schedule 3.2.22 - Dividends and Distributions

Schedule 3.2.24 - Tax Matters

Schedule 5.1 - Conduct of Business

Schedule 5.6 - Indemnification Provisions and Procedures

Schedule 5.12 - Insurance

Schedule B - Property Schedule

Schedule 1.1.32 - Facilities

Schedule 1.1.38 - Lands

Schedule C - Escrow Agreement

Schedule D - Privacy Legislation

ARTICLE 2

PURCHASE AND SALE

2.1 Agreement to Purchase and Sell. At the Closing, Sellers shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Sellers, all of the issued and outstanding Company Stock upon the terms and subject to the conditions set forth in this Agreement. At Closing, Sellers shall deliver to Purchaser the Company Certificates for all such shares of Company Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, other than restrictions arising under applicable securities laws, which certificates shall be duly endorsed to Purchaser or accompanied by duly executed stock powers in form satisfactory to Purchaser.

2.2 Purchase Price and Manner of Payment.

2.2.1 Base Purchase Price. The purchase price for all of the Company Stock shall be $322,500,000 (the “Base Purchase Price”) plus or minus the adjustments determined pursuant to Article 6 (the Base Purchase Price as so adjusted is the “Purchase Price”).

2.2.2 Earnest Money. Contemporaneous with Purchaser’s execution of this Agreement, Purchaser shall pay to Sellers by depositing into the Sellers bank account in accordance with Sellers’ instruction, by wire transfer of immediately available funds, the amount of $5,000,000, and in the event this Agreement is not terminated pursuant to Section 8.1, a wire transfer of immediately available funds initiated not later than noon, October 6, 2004, of an additional amount of $5,000,000 (the “Earnest Money”). In the event the Closing occurs, the Earnest Money shall be applied (without interest) against the Purchase Price as set forth in Section 2.2.3. If the Closing does not occur, the Earnest Money shall be retained by the Sellers or returned to Purchaser in accordance with this Section 2.2.2. In the event Purchaser breaches this Agreement by failing or refusing to close the transaction contemplated hereby on the Closing Date and each of the conditions contained in Article 7 has been either fulfilled in all material respects or waived, or in the event either Party terminates this agreement pursuant to Section 8.1(e), the Company shall retain the Earnest Money as liquidated damages in lieu of all other damages (and as Sellers’ and the Company’s sole remedy in such event). The Parties hereby acknowledge that the extent of damages to Sellers and the Company occasioned by such failure or refusal by Purchaser would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money is a fair and reasonable estimate of such damages under the circumstances. In the event this Agreement is terminated pursuant to Section 8.1(a), or (c), the Earnest Money shall be returned to Purchaser without interest.

2.2.3 Payment at Closing. At the Closing, Purchaser shall pay to Sellers an amount equal to the Purchase Price minus the Earnest Money by wire transfer of immediately available funds to the account set forth in Section 2.6.2(a) or as otherwise instructed by Sellers. Subject to the Purchaser’s withholding obligations under the Tax Act, any Seller may direct any portion of the Purchase Price to be paid directly to any of their Affiliates, as satisfaction of outstanding debt owed by the Company or its Subsidiaries, or otherwise.

2.3 Excluded Assets. At Closing, the non-exclusive right to the use of the name “Vintage” for a one hundred and twenty (120) day period from Closing (the “Excluded Assets”) will be transferred for nominal consideration to Purchaser. After such one hundred and twenty (120) day period, Purchaser shall cause the articles of amalgamation of the Company and its Subsidiaries and the partnership declaration of VPCI GP to be amended to change their respective names to a name not containing the word “Vintage” and shall cause the Company and its Subsidiaries and its personnel to cease to transact business under the “Vintage” name or any variation thereof, including ceasing the use of stationery and business cards containing trademarks, trade names, logos and symbols related to the name “Vintage”. In addition, as soon as such one hundred and twenty (120) day period has expired the Purchaser shall cause Company and the Company Subsidiaries to remove all trademarks, trade names, logos and symbols related to the name “Vintage” from the Lands and Oil and Gas Assets (including all signs). None of the representations or warranties set forth in this Agreement nor any of the other provisions of this Agreement shall be applicable to the Excluded Assets.

2.4 Closing. The Closing shall take place on the Closing Date at such time and place as is agreed by Purchaser and Sellers.

2.5 Taking of Necessary Action; Further Action. Sellers and Purchaser shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Closing as promptly as commercially practicable. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, all of the Parties shall use all reasonable efforts to take all such lawful and necessary action.

2.6 Deliveries at Closing.

2.6.1 Deliveries of Sellers at Closing. At Closing, Sellers shall deliver or cause to be delivered to and in favour of Purchaser, against those deliveries required to be made by Purchaser, the following:

(a) the certificates representing the Company Stock issued in the name of Sellers, duly endorsed for transfer or accompanied by a written instrument of transfer;

(b) the original minute books and corporate seals of the Company and its Subsidiaries;

(c) all agreements, books, engineering reports, financial statements, accounts, records, tax returns, tax assessments, audits, filings, maps, documents, files, information and materials (including those in electronic form) of the Company and its Subsidiaries or that are within the control of the Company; or its Subsidiaries;

(d) certificates of status from appropriate authorities, dated as of or about the Closing Date, as to the legal existence of the Company and its Subsidiaries and qualification to do business in the jurisdictions in which they operate;

(e) certified copies of the articles and by-laws of the Company and its Subsidiaries and all amendments thereto;

(f) certified copies of the partnership agreement of VPCI GP and all amendments thereto;

(g) any 116 Certificates obtained by VPSAH;

(h) resignations of those representatives listed in the Disclosure Schedule as directors and officers of the Company and its Subsidiaries unless otherwise agreed to by Purchaser in writing;

(i) a release and discharge, executed by each of the representatives listed in Schedule 2.6.1(i), of the Company and its Subsidiaries, and a release and discharge, executed by the Sellers on their own behalf, and on behalf of their Affiliates, of the Company and its Subsidiaries;

(j) a certified copy of resolutions of the board of directors of Sellers authorizing the execution and delivery of this Agreement and the completion of the sale of the Company Common Stock and all other transactions herein;

(k) an officer’s certificate of Sellers confirming the matters referred to in Article 3;

(l) assignment by Sellers and their Affiliates of all confidentiality and/or exclusion agreements entered into in contemplation of the sale of the Company, its Subsidiaries or the Oil and Gas Assets;

(m) any and all other documents which are required to be delivered by Sellers to Purchaser pursuant hereto; and

(n) evidence of the financial wherewithal of the Sellers post-Closing, satisfactory to Purchaser acting reasonably, or alternatively a parental guarantee of the Sellers’ obligations and liabilities hereunder, satisfactory to Purchaser, acting reasonably.

2.6.2 Deliveries of Purchaser at Closing. At Closing, Purchaser shall deliver or cause to be delivered to and in favour of Sellers, against those deliveries required to be made by Sellers, the following:

(a) payment of the Purchase Price less the Earnest Money and, if applicable, less any amounts on account of 116 Withholding Tax pursuant to Section 2.7, each as set forth in the Closing statement, payable in immediately available funds to Sellers by wire transfer in Canadian Dollars to the account of Sellers in accordance with Sellers’ instructions at Closing (subject to Purchaser’s withholding Tax obligations), together with such bank’s confirmations of receipt and deposit of such payments;

(b) payment of amounts on account of 116 Withholding Tax pursuant to Section 2.7 to the Sellers’ solicitor in accordance with the Escrow Agreement;

(c) certificates of status from appropriate authorities, dated as of the date of the Closing Date, as to the legal existence of Purchaser;

(d) releases and discharges, executed by the Company and its Subsidiaries and approved by Purchaser, of each of the representatives of the Company and its Subsidiaries listed in Schedule 2.6.2(d);

(e) an officer’s certificate of Purchaser confirming the matters referred to in Article 4; and

(f) any and all other documents which are required to be delivered by Purchaser to Sellers pursuant hereto.

2.7 Withholding Tax

2.7.1 The Sellers and the Purchaser acknowledge that pursuant to section 116 of the Tax Act:

(a) the Purchaser must withhold one quarter of the amount, if any, by which the Purchase Price payable to VPSAH exceeds the certificate limit on the certificate (herein the “116 Certificate”) obtained for the purposes of section 116 of the Tax Act by VPSAH in respect of the sale of the Company Preferred Stock by VPSAH; and

(b) the Purchaser must remit amounts, as determined pursuant to Section 2.7.2 to the Receiver General (Canada) on the date determined pursuant to Section 2.7.2.

2.7.2 The Purchaser shall, unless a 116 Certificate with a certificate limit of not less than that portion of the Purchase Price payable to VPSAH has been provided to the Purchaser on or prior to Closing, withhold from such portion, one quarter of the amount by which such portion exceeds the certificate limit of any 116 Certificate provided by VPSAH and shall deposit such amount in trust with the Sellers’ solicitors pursuant to the Escrow Agreement, who shall remit:

(a) to the Receiver General (Canada) on the 29th day of the month following the month in which Closing occurs (or on such later date as the Canada Revenue Agency shall confirm is acceptable, in a manner satisfactory to the Purchaser, acting reasonably), the amount withheld, unless a 116 Certificate has been provided by VPSAH and delivered to the Sellers’ solicitors and the Purchaser after Closing and prior to that date;

(b) to VPSAH forthwith, upon delivery of a 116 Certificate having a certificate limit not less than the portion of the Purchase Price payable to VPSAH, the amount withheld; or

(c) upon delivery of a 116 Certificate having a certificate limit less than that portion of the Purchase Price payable to VPSAH:

(i) to the Receiver General (Canada), on a timely basis, such amount as will satisfy the Purchaser’s obligation under subsection 116(5) of the Tax Act); and

(ii) to VPSAH, the balance.

When the matters contemplated in this Section 2.7.2 are completed, the Sellers shall cause the Sellers’ solicitors to provide the Sellers and the Purchaser with proof that all amounts required to be remitted to the Receiver General (Canada) have been timely remitted and to account to the Sellers and the Purchaser in respect of such matters.

2.7.3 Interest earned on any amount withheld by the Purchaser and deposited in trust with the Sellers’ solicitors pursuant to Section 2.7.2 will be paid by the Sellers’ solicitors as follows:

(a) as to 25% (or any greater or lesser percentage that may be required at the applicable time pursuant to the Tax Act or a tax treaty) of that portion of the interest as is payable to VPSAH, to the Receiver General (Canada); and

(b) as to the balance remaining thereafter, to VPSAH.

The Sellers will, by the end of the month following the month in which payment of interest to VPSAH occurs, cause the Sellers’ solicitors to provide the Sellers and the Purchaser with proof that the amount in Section 2.7.3(a) has been timely remitted.

2.7.4 If, at any time prior to the date stipulated in Section 2.7.2(a), VPSAH is required to make a payment on account for Canadian income tax pursuant to Section 116 of the Tax Act in order to obtain a 116 Certificate then, if requested to do so by VPSAH, and only in accordance with any written direction received therefrom, the Sellers’ solicitors shall promptly release and forward to the Receiver General (Canada), such portion of amounts withheld pursuant to Section 2.7.2 on the condition that such funds be used for the sole purpose of making the aforementioned payment on account of VPSAH’s Canadian income tax liability.

2.7.5 The Sellers hereby covenant that they will provide the Sellers’ solicitors with such funds as are required to permit the Sellers’ solicitors to comply with their obligations as described under Section 2.7.2 and 2.7.3 hereof, the Escrow Agreement and the Purchaser’s obligations under subsection 116(5) of the Tax Act within the time stipulated therein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1 Sellers’ Representations. Each Seller hereby jointly and severally represents and warrants to Purchaser as follows:

3.1.1 Authority and Enforceability. The Sellers have the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Sellers, if applicable, and no other corporate proceedings on the part of the Sellers are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Sellers and all other documents executed and delivered pursuant hereto will, when executed and delivered, be duly authorized, executed and delivered by the Sellers and this Agreement does, and such documents will when executed and delivered and (assuming that this Agreement constitutes a valid and binding obligation of Purchaser) constitutes a valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms.

3.1.2 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by the Sellers with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under or result in the creation of any Lien on any of the properties or the assets of the Sellers under, any provision of (a) their respective articles of incorporation or bylaws; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession or franchise, licence or other agreement or instrument applicable to any Seller; or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.2.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or its respective properties or assets.

3.1.3 Title to Shares. Sellers will own all of the Company Stock then issued and outstanding immediately prior to the Closing. Sellers are (and at the Closing will be) the sole record and beneficial owners of, and upon consummation of the transactions contemplated hereby Purchaser will acquire valid and marketable title to the Company Stock then issued and outstanding, free and clear of all Liens, other than (a) those that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates and (b) restrictions on transfer that may be imposed by Applicable Law.

3.2 Sellers’ Representations Regarding the Company and its Subsidiaries. Each Seller hereby jointly and severally represents and warrants to Purchaser as follows:

3.2.1 Organization. The Company and its Subsidiaries, except VPCI GP, (a) is a corporation duly organized, validly existing and in good standing under the laws of Alberta, (b) has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have an adverse effect on the Company or its Subsidiaries). VPCI GP is a general partnership, duly organized, validly existing and in good standing under the laws of Alberta. Copies of the certificate of incorporation, articles of incorporation, by-laws and, if applicable, organization agreement of VPCI GP, the Company and each of its Subsidiaries have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof. The Company’s Subsidiaries are listed in the Disclosure Schedule. Except for such Subsidiaries, the Company does not own any equity interest in any corporation or limited liability company or any general or limited partnership interest in any general or limited partnership (other than joint ventures or joint operating arrangements that have been entered into in the ordinary course of business).

3.2.2 Authority and Enforceability. The Sellers have the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and its Subsidiaries, and no other corporate proceedings on the part of the Company or its Subsidiaries are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.2.3 No Violations. Except as set forth in Schedule 3.2.3, the execution and delivery of this Agreement do not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under, any provision of: (a) its certificate of incorporation or by-laws; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, licence or other agreement or instrument applicable to the Company or its Subsidiaries; or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.2.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its Subsidiaries or its properties or assets.

3.2.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to the Sellers, the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have an adverse effect on the Company or its Subsidiaries, including those approvals contemplated in Section 7.1(a); (b) any such consent, approval, order, authorization, registration, declaration, filing or permit, which are customarily obtained after Closing; and (c) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation that are customarily obtained at or before Closing. Except as set forth in the Disclosure Schedule, no Third-Party Consent (including any rights of first refusal) are required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.2.5 Financial Statements. The Company Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except they are not accompanied by notes or other textual disclosure required by U.S. GAAP) and fairly present, in accordance with applicable requirements of U.S. GAAP (subject to normal, recurring adjustments), the financial position of the Company as of their respective dates and the results of operations and the cash flows of the Company for the periods presented therein. The Company Financial Statements are consistent with the books and records of the Company and its Subsidiaries. Since December 31, 2003, except as disclosed in the Company Financial Statements, no event has occurred or condition existed which has had or could be expected to have an adverse effect on the Company, its Subsidiaries or its or their assets and properties, excluding, however, changes resulting from commodity price movements, Product and Other Hedging Contracts disclosed in the Disclosure Schedule, or resulting from legislation, regulatory action or general economic conditions that may impact the energy industry. Other than as set forth in the Company Financial Statements, this Agreement and all liabilities for which the Purchaser has indemnified the Seller pursuant to this Agreement, to the knowledge of Sellers and the Company, each of the Company and its Subsidiaries as of the Effective Date has no liabilities or obligations of any kind or manner (which in accordance with U.S. GAAP would be disclosed in audited financial statements), whether direct, accrued, contingent or otherwise.

3.2.6 Capital Structure.

(a) The authorized capital stock of the Company consists of an unlimited number of shares of the Company Common Stock and an unlimited number of shares of the Company Preferred Stock.

(b) There are, as of the execution date of this Agreement, issued and outstanding: (i) 2 shares of Company Common Stock, (ii) 373,188,488 shares of Company Preferred Stock, (iii) 10,500,003 shares of the common stock of Vintage Petroleum NWT Ltd., and (iv) 1,115,423,299 units of VPCI GP. No shares of the Company Stock are held by the Company as treasury stock.

(c) Except as set forth in Section 3.2.6(b), there are issued and outstanding: (i) no shares of capital stock or other voting securities of the Company or its Subsidiaries, (ii) no securities of the Company or its Subsidiaries or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company or its Subsidiaries, and (iii) no subscriptions, options, warrants, calls, rights (including pre-emptive rights), commitments, understandings or agreements to which the Company or its Subsidiaries is a party or by which it is bound obligating the Company or its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of the Company or its Subsidiaries (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company or its Subsidiaries) or obligating the Company or its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(d) All outstanding shares of Company Stock are validly issued, fully paid and non-assessable and not subject to any pre-emptive right.

(e) At the Closing there will be no stockholder agreement, voting trust or other agreement or understanding to which the Company or its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company or its Subsidiaries.

3.2.7 Material Agreements. The Disclosure Schedule contains a complete list of the Material Agreements. To the knowledge of the Company, neither the Company nor its Subsidiaries, nor any other party to any of such Material Agreements, are in default of their obligations thereunder.

3.2.8 Outstanding Debt. The Disclosure Schedule provides a complete and accurate description of all Debt of the Company and its Subsidiaries outstanding as of the date hereof. At Closing, there will be no Debt between the Company (and its Subsidiaries) and the Seller (and its Affiliates, excluding the Company and its Subsidiaries). The Company and its Subsidiaries have no long term debt (pursuant to GAAP). Neither the Company nor its Subsidiaries are in default in payment of any Debt with respect to which it is an obligor, or to its knowledge are in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt.

3.2.9 Affiliate Transactions. Except for the transactions associated with the corporate reorganization that took place on September 17, 2004 as disclosed to Purchaser by draft memorandum dated September 13, 2004, the Disclosure Schedule contains a complete and accurate description of all contracts, agreements and other arrangements (whether written, oral, express or implied) between the Company or its Subsidiaries and any Affiliate of the Company that is in existence on or after the Effective Date.

3.2.10 Employment Matters.

(a) There is no collective agreement with any trade union or employee association currently in force with the Company or its Subsidiaries (whether or not the expiry date of that collective agreement has passed), none of the Company or its Subsidiaries are certified by any trade union, none of the Company or its Subsidiaries have voluntarily recognized any trade union or employee association as representative of all or any employees and, as of the date hereof, there are no pending or anticipated applications for certification of any bargaining unit, notice of which has been served upon the Company or its Subsidiaries, or of which Sellers’ have knowledge.

(b) None of the Company or its Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional employee benefit plans or to modify or change any existing employee benefit plan that would affect any employee, except such modification or amendment as may be required to be made to secure the continued registration of any existing employee benefit plan pursuant to Applicable Law.

(c) Sellers have prior to the execution and delivery of this Agreement provided to Purchaser written disclosure of the terms and conditions of employment of all employees of the Company and its Subsidiaries, on a no names basis, including all relevant financial details, including applicable retention, severance or termination agreements and shall have provided the names of the Company’s employees on or before October 6, 2004.

(d) Except as previously disclosed to the Purchaser in the data room prepared by the Company and Waterous & Co., neither the Company nor its Subsidiaries is a party to:

(i) any incentive, health, life insurance, disability, benefit or other similar plan, policy or arrangement applicable to persons employed in, or in connection with, the Company’s or its Subsidiaries’ business; or

(ii) any pension, retirement, profit sharing, deferred compensation, change-in-control, retention, severance, stock or cash bonus, stock option or purchase, or other similar plan or arrangement applicable to persons employed in, or in connection with, the Company’s or it Subsidiaries’ business.

3.2.11 Litigation. Except as set forth in the Disclosure Schedule: (a) no litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company, its Subsidiaries or any of their assets before any court, arbitrator or Governmental Authority; and (b) neither the Company nor its Subsidiaries is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Sellers or the Company or its Subsidiaries in connection with the transactions contemplated hereby.

3.2.12 Taxes and Tax Returns. The Company and its Subsidiaries have filed, or the Sellers will pursuant to Section 5.9 prepare, all returns, declarations, reports, estimates, information returns and statements (“Tax Returns”) required to be filed by them for periods ending on or before Closing, or have legally extended such returns. All Taxes (including instalments) which are due and payable by the Company and its Subsidiaries on the date hereof have been paid and the Company and its Subsidiaries have withheld and properly remitted all amounts to be withheld and remitted by them with respect to the Tax liability of any other Person. All Tax liabilities of the Company and its Subsidiaries are adequately provided for in the Company Financial Statements and no Tax liability of the Company or its Subsidiaries has been proposed or asserted by any Governmental Authority for Taxes in excess of those already paid or reserved against in the Company Financial Statements.

3.2.13 Title to Oil and Gas Assets. Except for Permitted Encumbrances, the Oil and Gas Assets will be at the Closing Date free and clear of any Lien, encumbrance or adverse claim of any kind or character whatsoever created by, through or under Seller, the Company or its Subsidiaries or any Related Predecessors in Title. To its knowledge, the Oil and Gas Assets are not subject to reduction by virtue of the conversion or other alteration of interest of any third party claiming by, through or under the Sellers, the Company or its Subsidiaries or any Related Predecessors in Title, other than Permitted Encumbrances.

3.2.14 Compliance with Laws. Neither the Company, its Subsidiaries nor any Related Predecessor in Title is in violation or default in any material respect under, nor to Seller’s knowledge is any predecessor in title in material violation or default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under its articles of incorporation, by-laws or if applicable organization agreement; and to its knowledge, neither the Company or its Subsidiaries is in violation or default in any material respect under (i) Applicable Law, except for any violation or default that would not, individually or in the aggregate, have a material adverse effect on the Company or its Subsidiaries; or (ii) any agreement or Lease in respect of the Oil and Gas Assets where such default results in a loss or damage to the Company or its Subsidiaries of $250,000 or more.

3.2.15 Proprietary Rights. The Company and its Subsidiaries has ownership of, or valid licences to use, all trademarks, copyrights, patents and other proprietary rights and intellectual property (including seismic data) used in its business. To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries does not infringe any patent, copyright, trademark or other proprietary rights of others, and, the Company and its Subsidiaries or Related Predecessors in Title have not received any notice from any third party of any such alleged infringement by the Company, its Subsidiaries or Related Predecessors in Title.

3.2.16 Environmental Matters. Except as set forth in the Disclosure Schedule, the Company, its Subsidiaries and Related Predecessors in Title have:

(a) not received any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Oil and Gas Assets, where such orders or directives have not been complied with in all respects;

(b) not received any demand or notice issued with respect to the breach of any Environmental Law applicable to the Oil and Gas Assets, including, without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date;

(c) to the knowledge of Sellers, obtained all permits, licences and other authorizations which are required under Environmental Law to own or operate the Oil and Gas Assets; and

(d) to its knowledge, on and after the date the Company, its Subsidiaries or Related Predecessors in Title first became Affiliates of Sellers or its Affiliates, operated and maintained the Oil and Gas Assets in compliance with Environmental Laws, permits, licences and other authorizations.

3.2.17 Insurance. The Company and its Subsidiaries maintain, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company or its Subsidiaries and owning properties in the same general area in which the Company or its Subsidiaries conducts its business.

3.2.18 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of the Company or its Subsidiaries and for which Purchaser, or the Company or its Subsidiaries will have any obligation or liability.

3.2.19 Oil and Gas Matters.

(a) To the knowledge of the Sellers, all operations regarding the Tangibles and all operations on the Lands have been conducted in accordance with prudent oil and gas practices and all Applicable Laws.

(b) To the Sellers’ knowledge:

(i) except for royalty oil taken in-kind, none of the Company or its Subsidiaries is obligated to deliver any Petroleum Substances produced from or allocated to the Lands (or lands pooled or unitized therewith) after the Closing Date without receiving full payment therefor;

(ii) none of the Company or its Subsidiaries is obligated by virtue of a prepayment arrangement, under any contract or arrangement for the provision of services, to provide services at some future time after the Closing Date without then or thereafter receiving full payment therefor;

(iii) none of the Company or its Subsidiaries is subject to any agreement or other instrument requiring the repayment of payments previously made by buyers of Petroleum Substances produced from or allocated to the Lands (or lands pooled or unitized therewith) for volumes not delivered to such buyers;

(iv) neither the Company nor its Subsidiaries have received any written notices and the lessee to whom notices are required to be sent has not received any notices that any of the Oil and Gas Leases are subject to any accrued drilling or off-set obligations which have not been satisfied or permanently waived;

(v) all lessor royalties have been timely paid or delivered, including those payable to the Crown, with respect to all production or sale of Petroleum Substances produced from or allocated to the Lands (or lands pooled or unitized therewith) and all filings in respect of such royalties have been properly made in accordance with Applicable Laws or agreements;

(vi) none of the Wells have been produced in excess of applicable production allowables imposed by Applicable Laws since Sellers, the Company, its Subsidiaries or Related Predecessors in Title acquired interests in the Oil and Gas Assets and the Wells are not subject to any production penalty; and

(vii) except as listed in the Disclosure Schedule, the Oil and Gas Assets are not subject to any area of mutual interest or similar agreement.

(c) Neither the Company, its Subsidiaries nor Related Predecessors in Title have entered into any, and to the knowledge of the Sellers and the Company there are no, agreements or arrangements (commonly known as a gas balancing, swap, over-production or underlift overlift agreements or arrangements) which are among two or more Persons owning interests in a portion of the Lands or lands pooled or unitized therewith, nor to the knowledge of the Sellers and the Company has there been any circumstance or case whereby one of such Persons has taken, or may hereafter take, a share of the production of Petroleum Substances from such lands greater than it would otherwise be entitled to by virtue of its interest in such Lands and which excess taking entitles the other Persons to a credit in respect of subsequent production from such lands by which the Company or its Subsidiaries is bound and which pertain to any of the Oil and Gas Assets;

(d) Neither the Company, its Subsidiaries nor Related Predecessors in Title has received notice from any Person claiming an interest in, or that it is not the beneficial owner of, the interests in the Oil and Gas Assets claimed by the Company, its Subsidiaries or Related Predecessors in Title as set forth in the Property Schedule and to Seller’s knowledge no such claim been threatened or is pending.

(e) Except as set forth in the Disclosure Schedule there are no authorizations for expenditure or similar approvals approved by Sellers, the Company, its Subsidiaries or Related Predecessors in Title with respect to the Oil and Gas Assets for amounts in which the Company’s, its Subsidiaries’ or Related Predecessors’ in Title expenditure is in excess of $100,000 for which the Company, its Subsidiaries or Related Predecessors in Title have not been completely billed and there are no outstanding cash calls with respect to the Oil and Gas Assets for amounts in which the Company’s, its Subsidiaries’ or Related Predecessors’ in Title expenditure is in excess of $100,000.

(f) Except as listed in Schedule 3.2.19(f), none of the Tangibles which are operated by the Company, its Subsidiaries or Related Predecessors in Title are leased on or after the Effective Date at a monthly lease rental payment in excess of $10,000.

3.2.20 Product and Other Hedging Contracts. Schedule 3.2.20 lists all of the Product and Other Hedging Contracts to which the Company or its Subsidiaries are a party or are bound.

3.2.21 Books and Records. All minute books, books, records and files of the Company, its Subsidiaries and Related Predecessors in Title (including those pertaining to the Company’s, its Subsidiaries’ and Related Predecessors in Title Oil and Gas Assets, Wells and other assets, those pertaining to the production, gathering, transportation and sale of Petroleum Substances, and corporate, accounting, financial and employee records) have been prepared, assembled and maintained in accordance with usual and customary industry policies and procedures.

3.2.22 Dividends and Distributions. Except as set forth in Schedule 3.2.22:

(a) Since June 30, 2004, neither the Company nor its Subsidiaries has declared, authorized or paid any dividends or made or obligated itself to make any other distributions or payments to its shareholder(s);

(b) There are no dividends declared or other distributions or payments that are unpaid or due to be paid by the Company or its Subsidiaries to its shareholder(s);

(c) Since June 30, 2004, neither the Company nor its Subsidiaries has paid any corporate, management or other fee or amount to Sellers, its Affiliates or any of their directors, officers or employees (other than salary and benefits paid in accordance with past practices).

3.2.23 Non-Arm’s Length Receivables and Payables. At Closing, neither the Company nor its Subsidiaries will have any accounts, notes, or loans receivable from or payable to any of its directors, officers or employees, or to Sellers or its Affiliates (other than salary and benefits paid in accordance with past practices).

3.2.24 Further Tax Matters. Except as listed in the Disclosure Schedule:

(a) Except in connection with the corporate reorganization that took place on September 17, 2004 as disclosed to the Purchaser in a draft memorandum dated September 13, 2004, neither the Company nor its Subsidiaries have forgiven any debt or otherwise exposed itself to any of the provisions of the Tax Act respecting debt forgiveness or agreed to do so and will not do so or agree to do so prior to Closing.

(b) Neither the Company nor its Subsidiaries have entered into any agreement, waiver, extension or other arrangement with any taxation authority respecting Taxes payable by it or Tax Returns.

(c) Since May 2, 2001, neither the Company nor its Subsidiaries have made any elections or designations pursuant to any Applicable Law respecting Taxes except elections pursuant to Subsections 85(1) and 97(2) of the Tax Act that have been made available for review by the Purchaser and those elections to be filed in connection with the corporate reorganization that took place on September 17, 2004 as disclosed to the Purchaser in a draft memorandum dated September 13, 2004.

(d) Neither the Company nor its Subsidiaries nor any other Person acting on its behalf is engaged in any discussions or negotiations with any taxation authorities in respect of Taxes of the Company or its Subsidiaries, except as listed in paragraph 2 of Schedule 3.2.24.

(e) The taxation year (as defined in the Tax Act) of the Company and its Subsidiaries ends on December 31, except for VPCI GP, whose fiscal period ends January 31.

(f) The Company and its Subsidiaries have been, are now and will be at Closing taxable Canadian corporations or Canadian partnerships within the meaning of the Tax Act.

(g) Neither the Company nor its Subsidiaries are the subject of a proposed or actual adverse assessment or reassessment of Taxes and, to Seller’s knowledge, no such adverse assessment or reassessment is anticipated.

(h) Ignoring all transactions undertaken pursuant to Section 5.11, and except as specifically disclosed to the Purchaser, the undepreciated capital cost of depreciable property (“UCC”), cumulative Canadian oil and gas property expense (“CCOGPE”), cumulative Canadian development expense (“CCDE”), share issue costs (“SIC”), non-capital losses (“NCL”) and cumulative Canadian exploration expense (“CCEE”) of the Company (and the UCC, CCOGPE, CCDE, SIC, NCL and CCEE of any Subsidiaries) have not been increased or reduced since December 31, 2003 (January 31, 2004 in the case of VPCI GP), except by the Company’s or its Subsidiaries’ operations in the ordinary course of business. The Company’s and its Subsidiaries’ combined UCC, CCOGPE, CCDE, SIC, NCL and CCEE balances, including successor pools, for the period ended December 31, 2003 (adjusted to include amounts of Canadian exploration expense, Canadian development expense and Canadian oil and gas property expense incurred by VPCI GP, and proceeds of dispositions of resource properties by VPCI GP, in its year ended January 31, 2004, to be added to or deducted from, as the case may be, the partners’ CCOGPE, CCDE and CCEE, and after deducting capital cost allowance in VPCI GP for the year ended January 31, 2004 but before the deduction of any amounts in respect of CCEE, CCDE, CCOGPE, SIC or NCL in the computation of the partners’ incomes for taxation years ending in 2004, including income of VPCI GP, computed in accordance with the Tax Act (having regard for the Sellers’ representation in Section 3.2.5), for its fiscal year ended January 31, 2004) were $74,009,960, $66,354,814, $158,905,208, $1,639,321, $56,672,652 and $69,938,109 respectively. The impact on the Company’s and its Subsidiaries’ UCC, CCOGPE, CCDE, SIC, NCL and CCEE as a result of debt forgiveness income and taxable foreign exchange gains, resulting from the September 17, 2004 corporate restructuring disclosed to Purchaser in a draft memorandum dated September 13, 2004, shall not exceed $75,000,000.

3.2.25 All Documents and Records Disclosed. To the knowledge of Sellers all material documents, records and files respecting the Company, the Company Stock, the Subsidiaries and the Oil and Gas Assets, including, without restriction, the material financial, tax and operational records in the possession or under the control of the Sellers or the Company have been made available to the Purchaser or its solicitors prior to the Closing Date.

3.2.26 Residency. Each of the Sellers, except VPSAH, is not a non-resident of Canada for the purposes of the Tax Act.

3.2.27 Affiliate Transactions. The intercompany receivables disclosed in the Company Financial Statements are collectible without discount at or before Closing. The Company owns at the date hereof the loan receivable from Vintage Petroleum Yemen, Inc. in the amount of US$17,970,000 plus accrued interest, free and clear of all Liens.

3.2.28 Disclaimer. Except as specifically provided in Article 3, Sellers do not warrant title to the Oil and Gas Assets, nor do Sellers make any other representation or warranty to Purchaser including in respect of any matter or thing related to the environment. On Closing, Purchaser shall be deemed to have acknowledged that it has had an opportunity to inspect and review the Oil and Gas Assets, including all environmental matters relating to the Oil and Gas Assets and the Lands, the Company and its Subsidiaries, and all books records, accounts, documents and information of the Company and its Subsidiaries, and are relying solely upon its own counsel, environmental consultants and due diligence respecting the Company and its Subsidiaries and the Oil and Gas Assets and the Lands. Except as specifically provided in

Article 3, Sellers make no warranty or representation, express or implied in fact or by law, with respect to:

(a) merchantability or fitness for any particular purpose of the Tangibles;

(b) the environmental condition of any Oil and Gas Asset or any Lands;

(c) the value of the Company, its Subsidiaries or the Oil and Gas Assets or the future revenues applicable thereto;

(d) any engineering information or interpretations thereof, economic evaluations or environmental assessments respecting the Oil and Gas Assets and the Lands.

Sellers expressly negate and disclaim, and shall not be liable for, any representation or warranty which may have been made or alleged to be made in any other document or instrument in connection herewith or in any statement or information made or communicated to Purchaser in any manner (including engineering reports, environmental assessments and any opinion, information or advice which may have been provided by Sellers, Company or its Subsidiaries, or any officer, employee, agent, solicitor, accountant, consultant, professional advisor or representative of Sellers, Company or its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers as follows:

4.1 Organization. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary.

4.2 Authority and Enforceability. Purchaser has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, including approval by the board of directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and all other documents executed and delivered pursuant hereto will, when executed and delivered, be duly authorized, executed and delivered by Purchaser and this Agreement does, and such documents will when executed and delivered and (assuming that this Agreement constitutes a valid and binding obligation of Sellers) constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.3 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of: (a) the certificate or articles of incorporation or by-laws or other governing documents of Purchaser; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, licence or other agreement or instrument applicable to Purchaser; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its respective properties or assets.

4.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which are customarily obtained after Closing; and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation that are customarily obtained at or before Closing. No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.5 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

4.6 Funding. As of October 6, 2004, Purchaser shall have available adequate funds in an aggregate amount sufficient to pay (a) all amounts, including the Purchase Price, required to be paid by Purchaser under this Agreement, and (b) all expenses which have been or will be incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.

4.7 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser and for which any Seller will have any obligation or liability.

4.8 Acting as Principal. Purchaser is acquiring the Company Stock as principal and will acquire on its own behalf all of the Company Stock on the Closing Date for cash payable on the Closing Date.

4.9 Residency. Purchaser is not a non-resident of Canada for the purposes of the Tax Act.

4.10 Future Existence. There is no present plan or intention for Purchaser to cease to remain in existence.

4.11 Well Licences. As of the date hereof, Purchaser meets all qualification requirements of all governmental agencies to: (a) purchase, to take a transfer of and to hold the Company Stock; and (b) hold Purchaser’s assets.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending Closing. Except as contemplated by this Agreement, set forth in the Disclosure Schedule, or to the extent that Purchaser shall otherwise consent in writing, during the period from the date of this Agreement to the Closing, the Sellers shall take all such action such that neither the Company nor its Subsidiaries will take any action except in the ordinary course of business, the Company and its Subsidiaries will use all reasonable efforts to operate and maintain the Oil and Gas Assets that it operates in a proper and prudent manner in accordance with good oil, gas and engineering practices and will use all reasonable efforts to ensure other operators do the same. Without limiting the generality of the foregoing, except as contemplated by this Agreement, the Company will not (and will not cause or permit its Subsidiaries to), engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Sellers shall take all such action such that the Company will not, and will not permit its Subsidiaries, to take any of the following actions, except as set forth in the Disclosure Schedule, without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

(a) Authorize or effect any change in its articles of incorporation or bylaws, except that the Company may amend its certificate of incorporation prior to Closing to change its name (to a name selected by Purchaser and not containing the name “Vintage”);

(b) Grant any options, warrants, or other rights to purchase or obtain any of the capital stock of the Company or its Subsidiaries or issue, sell or otherwise dispose of any of the capital stock of the Company or its Subsidiaries;

(c) Issue any note, bond, or other Debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation other than the Debt incurred under the Product and Other Hedging Contracts disclosed in the Disclosure Schedule;

(d) Mortgage, encumber or impose any security interest upon any of the Oil and Gas Assets;

(e) Make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the ordinary course of business or in an amount of more than $100,000;

(f) Enter into, adopt or amend any employment agreement or pension, retirement, profit sharing, deferred compensation, change-in-control, retention, severance, stock or cash bonuses, stock option, incentive, health, life insurance, disability or other benefit or, employee related plan, or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of its officers or employees or any general increase in the compensation payable or to become payable to its employees;

(g) Acquire (including by lease) any assets or properties with a value of $100,000 or greater, and except for Lands, Leases and Oil and Gas Assets that are scheduled to expire according to their terms, the Company shall not dispose of or surrender any of its Oil and Gas Assets except for any agreements previously agreed to and identified in the Disclosure Schedule;

(h) Waive, release, terminate, grant or transfer any rights or modify, change or enter into in any respect any licence, lease, contract or other document with a value of $50,000 or greater, other than actions otherwise contemplated by this Agreement;

(i) Make any individual or series of related capital expenditures of $100,000 or more net to the Company’s or its Subsidiaries’ interest;

(j) Hire any employees (other than temporary employees) or terminate any employees (without cause) serving the Company or its Subsidiaries; or

(k) Commit to any of the foregoing.

5.2 Access to Assets, Personnel and Information.

(a) From the date hereof until the Closing, the Sellers shall cause the Company to afford to Purchaser and the Purchaser Representatives, at Purchaser’s sole risk and expense, reasonable access to any of the assets, books, records, contracts, facilities, audit work papers and payroll records of the Company and its Subsidiaries and any of the officers of the Company and its Subsidiaries. During such period, the Company and its Subsidiaries will make available to a reasonable number of Purchaser Representatives adequate office space and facilities at the office facilities of the Company and its Subsidiaries in Calgary, Alberta. Notwithstanding the foregoing, no investigation pursuant to this Section 5.2(a) will affect or be deemed to modify any of the representations or warranties made by the Company in this Agreement; provided, however, that, except for the representation and warranty contained in Section 3.1.3, such representations and warranties shall not survive the Closing and shall thereafter be of no force or effect.

(b) Purchaser and the Purchaser Representatives shall have the right and opportunity to make an environmental and physical assessment of the assets of the Company and its Subsidiaries and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon. Purchaser may not, without the prior written consent of the Sellers, conduct any soil or water tests or borings or other invasive tests or examinations with respect to the assets of the Company or its Subsidiaries. The Sellers shall be provided 48 hours prior notice of any such inspection, and the Company Representatives shall have the right to witness all such inspections. Purchaser shall (and shall cause the Purchaser Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Purchaser Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to the Company of the determination of the need for disclosure. Purchaser shall indemnify, defend and hold the Sellers, the Company, its Subsidiaries, and the Company Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Purchaser and the Purchaser Representatives on the assets of the Company and its Subsidiaries in connection with conducting such environmental and physical assessment, except to the extent of and limited by the gross negligence or wilful misconduct of the Company, its Subsidiaries, or any Company Representative.

(c) The Sellers will not (and will cause the Company Representatives not to), and Purchaser will not (and will cause the Purchaser Representatives not to), use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything in this Section 5.2 to the contrary, the Company shall not be obligated under the terms of this Section 5.2 to disclose to Purchaser or the Purchaser Representatives, or grant Purchaser or the Purchaser Representatives access to, information that is within the Company’s possession or control but subject to a valid and binding confidentiality agreement with a third party that prohibits such disclosure without first obtaining the consent of such third party, and the Seller shall cause the Company, to the extent reasonably requested by Purchaser, to use reasonable efforts to obtain any such consent.

(e) The Parties shall comply with the provisions of Schedule D regarding Privacy Legislation attached hereto.

5.3 Additional Arrangements. Subject to the terms and conditions herein provided, each of Sellers and Purchaser shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of

Sellers and Purchaser shall take, or cause to be taken (including actions which Sellers shall cause the Company to take), all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Sellers and Purchaser shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

5.4 Public Announcements; Confidentiality. Prior to the Closing, Sellers and Purchaser shall consult with each other before any of them issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, and Sellers and Purchaser shall not issue any press release or make any such public statement prior to obtaining the approval of the other Parties; provided, however, that such approval shall not be required where such release or announcement is required by Applicable Law; and provided further that Sellers, the Company or Purchaser may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party’s previously issued press releases. Sellers and Purchaser each acknowledge and agree that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information.

5.5 Payment of Expenses. Each Party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs and the Company and its Subsidiaries shall not pay or reimburse Sellers for such expenses incurred prior to Closing.

5.6 Continuation of the Company’s Existing Indemnification Obligations. From and after the Closing, the Company or its successors shall indemnify and hold harmless each Person who has been at any time prior to the Closing, an officer or director of the Company (collectively, the “Indemnified Persons”) but only to the extent that such Indemnified Person was entitled to indemnification from the Company immediately prior to the date hereof under applicable law, the certificate of incorporation and bylaws of the Company or under contracts between such Indemnified Person and the Company, regardless of whether such contracts are terminated on or after the Closing. The procedures associated with such indemnification shall be the same as those associated with the Indemnified Persons’ indemnification from the Company immediately prior to the date hereof (provided, however, that Purchaser shall be under no obligation to deposit trust funds pursuant to any “change-in-control” or similar provisions). Such indemnification provisions and procedures are set forth in the Disclosure Schedule. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Indemnified Person and their respective heirs and representatives.

5.7 Resignation of Directors and Officers. Each director and officer of the Company and its Subsidiaries shall resign his/her position effective at Closing.

5.8 Officers’ and Directors’ Insurance. The Purchaser agrees to use reasonable efforts to secure and to pay the reasonable costs of directors’ and officers’ liability insurance coverage for the Company and its Subsidiaries’ current and former directors and officers on a three year “trailing” or “run off” basis from and after the Closing Date. If a trailing policy is not available, the Purchaser agrees that, for the entire period from the Closing Date until three years after the Closing Date, the Purchaser will use reasonable efforts to cause the Company or any successor to the Company to maintain the Company and its Subsidiaries’ current directors’ and officers’ insurance policy or an equivalent policy. The Purchaser will use reasonable efforts to ensure that the terms and conditions of all policies referred to in this Section 5.8 shall be no less advantageous to the directors and officers of the Company and its Subsidiaries than those contained in the policy in effect on the date hereof, for all present and former directors and officers of the Company and its Subsidiaries, covering claims made prior to or within three years after the Closing Date.

5.9 Preparation of Tax Returns. The Sellers shall prepare, consistent with past practice, all Tax Returns for the Company and its Subsidiaries which are required to be filed in respect of taxation periods ended on or before the Closing (the “Pre-Closing Tax Returns”). The Purchaser’s Group shall, after its review and comment, and any reasonable revisions required to conform to Applicable Law, cause the filing of the Pre-Closing Tax Returns within the period prescribed under subsection 150(1) of the Tax Act. The Parties shall cooperate with one another and use all reasonable efforts to complete the Pre-Closing Returns within seventy-five (75) days following the Closing. The Purchaser’s Group shall cause the Sellers to be provided with reasonable access to the Company’s books and records for such purpose.

5.10 Exclusivity.

(a) Sellers will immediately cease and cause to be terminated any existing solicitations, initiations, encouragement, activity, discussions or negotiations with any parties conducted heretofore by the Company, Sellers, any of its Subsidiaries or any of Sellers’ or Company’s officers, directors, employees, financial advisors, representatives and agents (collectively, “Representatives”) with respect to all Take-over Proposals (as defined below).

(b) Sellers will not and shall cause the Company to not release any third party from any confidentiality, area of exclusion or standstill agreement between Sellers or the Company and such third party or amend any of the foregoing.

(c) From and after the date hereof, Sellers will not and shall cause the Company to not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any action to facilitate any enquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Take-over Proposal from any Person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Take-over Proposal.

(d) In this Section 5.10, “Take-over Proposal” means a proposal or offer (verbal or written) by a third party (other than by Purchaser or an Affiliate of Purchaser), whether or not subject to a due diligence condition, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of the Company or its Subsidiaries or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 10% of the outstanding securities of the Company or its Subsidiaries, whether by way of an arrangement, amalgamation, merger, consolidation or other business combination, by means of a sale of shares, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries or Sellers, including any single or multi-step transaction or series of related transactions that are structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of the Company or its Subsidiaries or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 10% of the outstanding securities of the Company or its Subsidiaries (in all cases other than the transactions contemplated by this Agreement).

5.11 Pre-Closing Transactions. Prior to the Closing Date, the Purchaser may request that the Company or its Subsidiaries establish one or more subsidiary corporations and/or one or more partnerships or limited partnerships between the Company and such subsidiary corporation(s) and transfer all or any portion of the Oil and Gas Assets, on a taxable or tax-deferred basis, to such subsidiary corporations or partnerships. The Sellers agree, at the Purchaser’s expense, to comply with such request and cause the Company or its Subsidiaries to undertake such transactions, including the execution of the necessary agreements and tax elections, provided that the Sellers, acting reasonably, do not believe that such transactions will adversely effect the Company or the Sellers: (i) the Purchaser bears all the costs of completing such transactions, (ii) the Sellers and its counsel, acting reasonably, are of the view that such transactions do not violate any statutory, contractual or equitable obligation of the Company or its Subsidiaries, (iii) the Purchaser agrees to fully indemnify the Sellers (in any event) and the Company or its Subsidiaries (in the event that Closing does not occur) for all losses (including for certainty, any Taxes) in respect of such transactions, (iv) the Purchaser gives the Sellers a written description of any proposed transactions at least fifteen (15) days prior to the Closing Date, (v) the Purchaser agrees to forego the indemnity of the Sellers for all losses (including for certainty any Taxes) in respect of such transactions, (vi) the Purchaser and its counsel prepare all agreements, conveyances, resolutions and similar documents necessary to undertake such transactions, and (vii) the Purchaser prepares and files all necessary tax elections required to complete such transactions on a tax-deferred basis. For greater certainty, this Section 5.11 does not apply to the transactions related to the corporate reorganization that took place on September 17, 2004 as disclosed to Purchaser in a draft memorandum dated September 13, 2004.

5.12 Insurance. The Sellers shall maintain and cause the Company and its Subsidiaries to maintain for the benefit of the Company and its Subsidiaries the insurance set forth in the Disclosure Schedule in respect of loss or damage to the Oil and Gas Assets and the income therefrom. If any destruction or damage on a replacement cost basis in excess of $250,000 occurs at or before the Closing Date, the Sellers shall forthwith give notice thereof to the Purchaser. The Sellers shall in a timely manner prepare and file or cause to be prepared and filed with its insurers all proof of loss and claims forms. Where any destruction or damage to the Oil and Gas Assets occurs prior to the Closing Date, the Purchaser shall nevertheless complete the purchase without reduction of the Purchase Price, provided that on the Closing Date all insurance proceeds are or have been assigned and/or made payable to the Company or its Subsidiaries. After the Closing, the Purchaser shall maintain and cause the Company and its Subsidiaries to maintain insurance as the Purchaser deems appropriate.

5.13 Securities Information. To the extent information is required by any securities regulator in connection with the filing by the Purchaser, or its Affiliates, of public disclosure documents after the date hereof, upon receiving the written request of the Purchaser within two (2) years of the Closing Date specifying the information in relation to the Oil and Gas Assets that is required and the purpose of such request, the Sellers will provide the Purchaser, upon reasonable notice to the Sellers and subject to reasonable confidentiality requirements in the circumstances, during normal business hours, access to all available information relating to the Oil and Gas Assets (including source records, production records, invoices, reserve data, revenue and operating income and royalty and production costs and all financial statement prepared by the Sellers or their Affiliates) for a period not exceeding three (3) most recent financial years ending before the date hereof (collectively the “Securities Information”). The Sellers shall provide reasonable access to its personnel by such auditors. The Sellers shall create, generate or otherwise prepare such reports, summaries or documents in relation to its obligations under this Section as the Purchaser, acting reasonably, may request, provided however that all such work shall be performed at Purchaser’s cost. The Purchaser agrees not to use the name of the Sellers or their Affiliates in any securities or other public disclosure without the prior written consent of the Sellers, which consent may not be reasonably withheld or delayed.

5.14 Continuation of Management Consultants. If requested by Sellers, Purchaser shall cause the Company to retain Gary Watson and Daniel Smith (the “Management Consultants”), both senior officers of the Company, as management consultants, for a maximum period of seven (7) months (“Consulting Period”) from the Closing. In this regard the Purchaser shall use reasonable efforts to take whatever steps are reasonably requested by Sellers or the Management Consultants to enable the Management Consultants to be legally entitled to work in Canada in accordance with Applicable Laws during the Consulting Period. The Purchaser shall provide to the Management Consultants, at the cost of Seller or the Management Consultants an office for their use. Any salaries, consulting fees, benefits and other costs incurred by the Purchaser in retaining the Management Consultants shall be a downward adjustment to the Purchase Price with such adjustment to occur on or before Closing.

5.15 Financial Audit. Sellers shall, and shall cause the Company and its Subsidiaries to provide appropriate personnel, records, data and other information to enable on an expedited basis:

(a) an audit and review by Ernst & Young and KPMG of the consolidated financial statements; and

(b) the preparation by Ernst & Young, KPMG and the Purchaser of all other reports and information;

regarding the Company and its Subsidiaries, for all periods as required under Applicable Laws applicable to the transactions contemplated by Purchaser and communicated to Sellers.

5.16 Employee Costs. Five Business Days before the Closing Date, the Purchaser may give written notice to Sellers requesting in its sole discretion that named employees of the Company and its Subsidiaries be terminated at Closing. The Sellers shall cause the Company and its Subsidiaries to terminate at Closing such employees of the Company and its Subsidiaries.

5.17 Confidentiality Agreement. To the extent assignable, upon Closing, Sellers shall assign their interests in the confidentiality agreements entered into by the Sellers pertaining to the purchase of the Company Stock or the assets of the Company or its Subsidiaries to the Purchaser.

ARTICLE 6

TITLE DEFECTS;

ADJUSTMENTS TO BASE PURCHASE PRICE

6.1 Title Defects.

(a) Purchaser shall conduct its review and inspection of the title to the Oil and Gas Assets with reasonable diligence.

(b) Upon becoming aware, and in any event not later than the Defect Notice Date, Purchaser shall give Sellers written notice of the Title Defects which are not Permitted Encumbrances and which Purchaser does not waive. Such notice shall specify such Title Defects in reasonable detail, the Oil and Gas Assets directly affected thereby (the “Affected Assets”). Such notice shall include Purchaser’s bona fide estimate of the reduction in value of the Affected Assets, broken down on an asset by asset basis.

(c) If Sellers receive a notice pursuant to Section 6.1(b), Sellers shall, to the extent it agrees with such notice pursuant to Section 6.1(d), cause the Company and its Subsidiaries to make reasonable efforts to cure such Title Defects not later than the Closing Date, provided that such reasonable efforts shall not require the Sellers, the Company or its Subsidiaries to make any payment with respect to the curing of any such Title Defect.

(d) If Sellers receive a notice pursuant to Section 6.1(b), then within seven days of such receipt, Sellers shall provide notice to Purchaser as to whether it agrees with the existence of one or more Title Defects, Purchaser’s estimate of the reduction in value of the Affected Assets affected by such Title Defects, and if it does not agree, provide its reasons regarding the non-existence of one or more Title Defects, and Purchaser’s estimate of the reduction in value of the Affected Assets affected by such Title Defects.

6.2 Uncured Title Defects.

(a) If Sellers receive a notice pursuant to Section 6.1(b) in respect of Title Defects and does not cure such Title Defects (the “Uncured Title Defects”) then:

(i) if the cumulative amount by which the value of the Affected Assets has been reduced as a result of the Uncured Title Defects is less than or equal to the Defect Adjustment Threshold, Purchaser shall complete the purchase of the Company Stock without adjustments to the Purchase Price on account of such Title Defects;

(ii) subject to Section 6.2(a)(iii), if the cumulative amount by which the value of the Affected Assets has been reduced as a result of the Uncured Title Defects is greater than the Defect Adjustment Threshold but less than the Defect Termination Threshold, Purchaser may elect on or before ten (10) days prior to the Closing Date to:

A. with the agreement of Sellers, grant a further period of time within which Sellers may cure or remove the Uncured Title Defects;

B. waive the Uncured Title Defects and proceed with Closing; or

C. not waive the Uncured Title Defects, in which event the Purchase Price (by adjustment to the Base Purchase Price) shall be reduced by the value agreed to in accordance with Section 6.1(d) or determined in accordance with Section 6.2(b) which is above the Title Deductible and proceed with Closing; and

(iii) if the cumulative amount by which the Base Purchase Price has been reduced as a result of the Uncured Title Defects not waived by Purchaser is equal to or greater than the Defect Termination Threshold, then Sellers or Purchaser may elect to terminate this Agreement in its entirety by written notice to the other no later than one Business Day prior to Closing.

Failure by Purchaser to elect or to elect in a timely manner shall be conclusively deemed to be an election to waive all Uncured Title Defects.

(b) If Sellers deliver a notice regarding Title Defects pursuant to Section 6.1(d) disagreeing with Purchaser on the validity or the amount of a Title Defect, then for purposes of the allocation of value to any particular portion of the Oil and Gas Assets for the purposes of Section 6.2(a), Sellers and Purchaser shall meet and use reasonable efforts to agree on the validity of the Title Defect and the amount of any required adjustment to the Base Purchase Price. In determining any required adjustment to the Base Purchase Price, it is the intent of the Parties to include, when possible, only that portion of the Oil and Gas Assets adversely affected by the Uncured Title Defect. If the Parties cannot mutually agree on the adjustment to the Base Purchase Price for an Uncured Title Defect, then within 3 Business Days of notice of disagreement being given by Sellers to Purchaser pursuant to Section 6.1(d), each Party shall submit the determination of the reduction in the value of the Oil and Gas Assets adversely affected by the Uncured Title Defects (which, in the case of Purchaser, need not be, but may not be higher than, the reduction in values of such Affected Assets set forth in its notice delivered in accordance with Section 6.1(b) or which, in the case of Sellers, need not be, but may not be lower than, the reduction in values of such Affected Assets set forth in its notice delivered in accordance with Section 6.1(d), together with a written statement as to how such reduction in values was determined, to the Title Evaluator, together with written instructions that:

(i) the Title Evaluator, to the extent that it may be necessary, may engage an independent expert to advise the Title Evaluator on the value of an Uncured Title Defect;

(ii) the Title Evaluator, in accordance with good legal, engineering and evaluation practices, shall determine the validity of the Title Defect and shall select a value for each of the Affected Assets from and based only upon the written statements and values submitted by the Parties to the Title Evaluator, provided that the Title Evaluator must select either Purchaser’s or Sellers’ proposed value and shall not be entitled to propose a compromise settlement;

(iii) such evaluation must be completed within five (5) Business Days from the date of submission; and

(iv) in the event the aggregate values for the Title Defects are agreed or determined by the Title Evaluator to be higher than the Defect Termination Threshold, then either Sellers or the Purchaser may elect to terminate this Agreement in its entirety by written notice to the other.

The fees and other costs to be paid to the Title Evaluator in respect to the services performed by it shall be borne in equal shares by Sellers and Purchaser. If a Party fails to provide a written statement of reduction in value to the Title Evaluator together with its written instructions as set out herein, then the Title Evaluator shall select the other Party’s determination of reduction in value and the transaction shall proceed.

6.3 Additional Adjustments to Base Purchase Price.

(a) The Base Purchase Price will be adjusted (i) upward or downward, as applicable, by the Company’s positive or negative Working Capital Balance as of the Effective Date; (ii) upward by an amount equal to all capital contributions or loan advances provided to the Company or its Subsidiaries by the Sellers after the Effective Date and through Closing; (iii) downward by the amount of any dividends, corporate, management or other fees or amounts, distributions, interest payments or loan repayments made to the Sellers or their Affiliates (excluding the Company and its Subsidiaries) after the Effective Date and through Closing, but expressly excluding: A) the distribution of repayment proceeds related to loan receivable from Vintage Petroleum Yemen, Inc. made prior to Closing, B) interest payments made by the Company to its Affiliates after the Effective Date and through Closing in respect to interest amounts payable included in Working Capital Balance and the reimbursement of reasonable out of pocket costs accrued in Working Capital Balance; (iv) downward by an amount equal to one half the costs, accrued before the Closing, of the performance of the Ernst & Young audit specified in Section 5.15; (v) downward by an amount equal to the costs related to the retention obligations disclosed in the Disclosure Schedule; (vi) downward by an amount equal to one-half of the severance costs incurred pursuant to Section 5.16 up to a maximum of $1,200,000; (vii) downward by an amount determined pursuant to Section 5.14; (viii) downward by any costs incurred by the Company for which Sellers are responsible and the Company has incurred a liability excluding One Hundred Thousand ($100,000.00) Dollars for all fees and expenses charged by Gilbert Lausten Jung Associates Ltd. in connection with the preparation of the Company’s reserve report; (ix) upward or downward by the tax effect of any foreign exchange difference between acquisition and repayment of the loan receivable from Vintage Petroleum Yemen, Inc.; (x) upward by the amount of interest calculated on the Base Purchase Price at the annual rate equal to the Prime Rate plus 3% from and after November 30, 2004 to but excluding the Closing Date; and (xi) upward by any and all reasonable out-of-pocket fees, costs and expenses incurred by the Company, notwithstanding that it may not be for the sole benefit of the Company, in preparation for its and its Affiliates and Subsidiaries 2004 yearend filing pursuant to the requirements of the Securities Exchange Commission (U.S.) and applicable corporate requirements pursuant to the Sarbanes-Oxley Act (U.S.).

(b) For purposes hereof, the Company’s and its Subsidiaries’ “Working Capital Balance” shall be equal to the Company’s or its Subsidiaries’ (as applicable) aggregate cash and equivalents, accounts receivable, inventory, prepaid expenses, intercompany receivables and other current assets as of the Effective Date, less the Company’s or its Subsidiaries’ (as applicable) accounts payable, accrued liabilities, current portion of asset retirement obligations, derivative financial instruments, interest payables and other current liabilities (including liabilities for Taxes actually incurred or estimated to be incurred through the Effective Date and payable for calendar year 2004 through the Effective Date but excluding deferred taxes) as of the Effective Date, excluding, however, any liabilities under Product and Other Hedging Contracts disclosed in the Disclosure Schedule. The Company and its Subsidiaries will determine their respective Working Capital Balance, pursuant to GAAP (except as modified by the definition of Working Capital Balance set forth above).

(c) No later than five (5) days before Closing, the Sellers will deliver to Purchaser a statement setting forth the Base Purchase Price as adjusted pursuant to Sections 6.2 and 6.3. At Closing, the Purchaser shall be required to pay to the Sellers based on Sellers’ submitted additional adjustments.

(d) Within one hundred and eighty (180) days following Closing, the Parties shall cooperate in preparing, on the basis of information available within such period, a final statement of the Working Capital Balance, including any adjustments for any pre-Effective Date occurrence items recorded or that should have been recorded subsequent to the Effective Date, and upon agreement on such adjustments the net amount thereof shall be remitted by the Party who is obliged to make payment within thirty (30) days of determination of such net amount. In this regard the Purchaser shall provide reasonable access to the Sellers or its representatives to any general ledger information pertaining to the Company or its Subsidiaries. If amounts are not paid when due, such amounts will thereafter bear interest until paid at the rate of two percent (2%) per annum above the Prime Rate.

(e) If the Parties fail to reach agreement as to the additional adjustments in accordance with this Section, then the Parties shall, as soon as possible after such disagreement is identified, submit the matter to a mutually agreeable accounting firm (the “Third Party Accountants”) for final determination. The decision of the Third Party Accountants shall be final and binding upon the Parties. The Parties shall each submit to the Third Party Accountants all relevant information in their possession regarding the matter in dispute and shall use all reasonable efforts to supply such further information as may be requested, from time to time, by the Third Party Accountants. The Third Party Accountants shall be required to render their decision in respect of the dispute within 5 Business Days of being supplied all information in respect thereof, and shall be jointly instructed as such by the Parties. The Party required to pay the other in accordance with the decision of the Third Party Accountants, shall do so within 5 days of their receipt of the Third Party Accountants’ decision. Each of the Parties shall bear its own expenses in connection with this dispute resolution procedure and shall each bear equally the expenses of the Third Party Accountants.

ARTICLE 7

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Proceed with Closing. The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Approvals. All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be) including approvals and rulings, if any, required under the Investment Canada Act (Canada) and the Competition Act (Canada), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a materially adverse impact on Purchaser (assuming Closing has taken place) or have a materially adverse impact on the consummation of the transaction contemplated by this Agreement or are not required to be obtained until after Closing; and

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, and, if necessary, the Closing shall be delayed for up to 60 days while such efforts are taking place.

(c) Board Approval of Sellers. The approval of this Agreement and the transactions herein from the board of directors of each of the Sellers must be received by September 21, 2004

(d) Board Approval of Purchaser. The approval of this Agreement and the transactions herein from the board of directors of the Purchaser must be received by September 21, 2004.

7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

(a) Representations and Warranties. The representations and warranties of Sellers set forth in Article 3 (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Purchaser shall have received a certificate signed by an officer of the Sellers to such effect; provided, however, that the condition set forth in this Section 7.2(a) shall not be applicable to the representations and warranties regarding title in Section 3.2.13 and environmental matters in Section 3.2.16;

(b) Performance of Covenants and Agreements by the Company and Sellers. The Company and Sellers shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by an officer of the Sellers to such effect; and

(c) No Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change in the business, assets, results of operations, condition (financial or otherwise) of the Company, excluding, however, changes resulting from commodity price movements, the Product and Other Hedging Contracts disclosed in the Disclosure Schedule or resulting from legislation, regulatory action or general economic conditions that may impact the energy industry.

7.3 Conditions to Obligations of Sellers. The obligations of Sellers to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Sellers:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Sellers shall have received a certificate signed by an officer of the Purchaser to such effect; and

(b) Performance of Covenants and Agreements by Purchaser. Purchaser shall have performed all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed by an officer of the Purchaser to such effect.

7.4 Competition Act and Investment Canada Act Filings.

(a) Purchaser shall be responsible for filing a request for an advance ruling certificate under the Competition Act (Canada) in respect of the transactions herein, and the applicable filing fee and all Taxes thereon shall be for the account of Purchaser. Notwithstanding the foregoing, Sellers shall cooperate with and provide reasonable assistance to Purchaser in the preparation of such request. Purchaser shall provide to Sellers in advance copies of all applications and filings for approval by Sellers, not to be unreasonably withheld. Purchaser shall provide Sellers with copies of all such approvals immediately upon receipt of same.

(b) Purchaser shall be responsible for making all requisite applications and filings pursuant to the Investment Canada Act (Canada) in respect of the transactions herein, and any applicable fee and all Taxes thereon shall be paid one-half by Purchaser and one-half by Sellers. Notwithstanding the foregoing, Sellers shall cooperate with and provide reasonable assistance to Purchaser in the preparation of any such applications and filings. Purchaser shall provide to Sellers in advance copies of all applications and filings (other than the portions thereof relating to the future plans of Purchaser) for approval by Sellers, not to be unreasonably withheld. Purchaser shall provide Sellers with copies of all such approvals immediately upon receipt of same.

7.5 Efforts to Satisfy Conditions. Each Party shall use all commercially reasonable efforts to cause the conditions set forth in Sections 7.1, 7.2 and 7.3 that are within its reasonable control to be satisfied. Each Party shall provide such information and cooperation to the other Parties as they may reasonably request in connection with the satisfaction of such conditions.

ARTICLE 8

TERMINATION

8.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written consent of Purchaser and Sellers;

(b) By either Sellers or Purchaser if (i) the Closing has not occurred on or before December 15, 2004 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement (which, in the case of any Seller, shall include breach or failure either Seller) has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree and such efforts may continue up to thirty (30) days after the Closing Date);

(c) By Purchaser (i) if Sellers have failed to comply in any Material respect with any of their covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof, or (ii) in the circumstances provided in Section 6.2(a)(iii) or 6.2(b)(iv);

(d) By Sellers (i) if Purchaser has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and such breach or failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof, or (ii) in the circumstance provided in Sections 6.2(a)(iii) or 6.2(b)(iv); or

(e) By Sellers or Purchaser in the event that Purchaser shall not have entered into prior to 5:00 p.m. on October 6, 2004 both: (i) a “bought deal” engagement letter with underwriters, in form satisfactory to Sellers, acting reasonably; and (ii) a binding financing commitment or term sheet with its bankers, in form satisfactory to Sellers, acting reasonably, for amounts, in aggregate, which are at least equal to the Purchase Price. Non-exercise of this termination right by Sellers or Purchaser shall not constitute a waiver of such right.

8.2 Effect of Termination.

(a) If this Agreement is terminated by either Sellers or Purchaser pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, officers, or stockholders except pursuant to the provisions of Sections 2.2.2 (with respect to the disposition of the Earnest Money), 4.7 (with respect to the indemnification provisions contained therein), 5.2(b) (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.2(e), 5.4 (with respect to the confidentiality provisions contained therein), 5.5, Schedule 5.2(e), and the Confidentiality Agreement (which shall continue pursuant to their terms).

ARTICLE 9

INDEMNIFICATION

9.1 Purchaser’s Indemnification of Sellers. After the Closing, Purchaser shall indemnify, defend and save harmless Sellers, their successors and assigns and each of their respective Affiliates, directors, officers, employees, agents and representatives (“Sellers’ Group”) from and against any and all loss, liability, damage, cost or expense suffered or incurred by any of them (except to the extent the Purchaser is indemnified by Sellers elsewhere in this Agreement) as a direct or indirect result of:

(a) any claim pertaining to Company, or any assets or liabilities of Company; or

(b) all environmental liabilities, whether arising prior to, on or after the Effective Date, including obligations and liabilities related to:

(i) disclosure, decommissioning and dismantling, abandonment and reclamation;

(ii) reclamation and restoration of any sites; and

(iii) ground water, surface water or aquifer contamination, soil contamination, natural resource damage, corrosion or deterioration of structures, equipment and fences, or improper management or disposal of toxic or hazardous substance emissions;

including the effects of, and the costs of complying with any order, direction, or claim of any governmental entity. None of Purchaser, Company, nor any of their respective Affiliates, directors, officers, employees, agents or representatives shall be entitled to any rights or remedies under the common law or in equity or under any law, rule or regulation pertaining to any liability, loss, cost, claim, damage or expense as against Sellers or any of their Affiliates, including the right to name Sellers or any of its Affiliates as a third party to any action commenced by any third party against Purchaser.

9.2 Purchaser’s Indemnification Regarding Representations and Warranties. Purchaser shall indemnify and save harmless Sellers’ Group from and against any and all loss, liability, damage, cost or expense suffered or incurred by any of them, as a direct or indirect result of the breach of any representation or warranty set forth in Article 4 (“Sellers’ Loss”).

9.3 Sellers’ Indemnification of Purchaser. After the Closing, Sellers shall indemnify, defend and save harmless Purchaser, its successors and assigns and each of their respective Affiliates, directors, officers, employees, agents and representatives (“Purchaser’s Group”) from and against any and all loss, liability, damage, cost or expense suffered or incurred by any of them, as a direct or indirect result of Sellers’ breach of any representation or warranty set forth in Article 3 (“Purchaser’s Loss”).

9.4 Limitations on Sellers’ and Purchaser’s Indemnity Obligation. The indemnification obligations of Sellers and Purchaser under this Article 9 are subject to the following restrictions and limitations:

(a) Purchaser’s Group shall not be entitled to seek indemnification from Sellers with respect to any Purchaser’s Loss unless the Purchaser Group notifies Sellers of such Purchaser’s Loss within the applicable Survival Period.

(b) Sellers’ Group shall not be entitled to seek indemnification from Purchaser with respect to any Sellers’ Loss unless the Sellers’ Group notifies Purchaser of such Sellers’ Loss within the applicable Survival Period.

(c) No claim by Purchaser’s Group shall be made against Sellers for any Purchaser’s Loss hereunder unless the aggregate of all Purchaser’s Losses exceeds an amount equal to the Indemnity Threshold. If the total amount of all claims by Purchaser’s Group exceeds the Indemnity Threshold, then Sellers’ obligations under Section 9.1 shall be limited to the amount by which the aggregate amount of all such claims exceeds the Deductible.

(d) Sellers’ obligations under this Article 9 shall be limited to an aggregate maximum amount equal to One Hundred Fifty million Canadian Dollars ($150,000,000) (the “Cap”).

(e) Notwithstanding Sections 9.4(c) and 9.4(d), should the Purchaser’s Group be entitled to seek indemnification from Sellers with respect to any Purchaser’s Loss directly relating to a breach of the representations contained in Sections 3.1.3, 3.2.12 and 3.2.24(h), the Deductible shall not be applicable and the Cap shall be increased to an amount not to exceed the Purchase Price.

(f) Notwithstanding any other provision of this Agreement to the contrary, the Sellers will not be liable for any claim for any matter in respect of which there is a Purchaser’s Loss relating to a breach of the representations contained in Section 3.2.12 and Section 3.2.24 in respect of any taxation year of the Company or a Subsidiary of the Company ending on or before the Closing (such matters, “Indemnity Issues”) to the extent that such Purchaser’s Loss results from (i) the waiver of any time limitation, statutory or otherwise, for any Indemnity Issue; or (ii) a request or knowing initiation of a review, ruling or opinion of any Indemnity Issue by a Tax authority; provided that the Purchaser’s

Group, the Company and its Subsidiaries’ preparation of their Tax returns, declarations, reports, estimates, information returns and statements for taxation years ending after the Closing in a manner consistent with Applicable Law shall not relieve Sellers of liability for any such claim.

(g) In no event shall Sellers be liable for Purchaser’s Losses on an aggregate basis for more than the Purchase Price.

9.5 Tax Loss Indemnity Procedure

(a) Without the written consent of each Seller, the Purchaser’s Group shall not allow or permit any person to:

(i) waive any time limitation, statutory or otherwise for any Indemnity Issue; or

(ii) request or knowingly initiate a review, ruling or opinion of any Indemnity Issue by a Tax authority provided that the Purchaser’s Group, the Company and its Subsidiaries’ preparation of their Tax returns, declarations, reports, estimates, information returns and statements for taxation years ending after the Closing in a manner consistent with Applicable Law shall not relieve Sellers of liability for any claim hereunder.

(b) The Purchaser’s Group shall, within 10 days, inform the Sellers of any audit or other inquiries received by it from any Tax authority related to Indemnity Issues. The Purchaser’s Group shall afford the Sellers the opportunity to participate in all communications with Tax authorities relating to Indemnity Issues (but only to such extent). The Sellers, as agent for the Company or Subsidiary of the Company, as the case may be, shall have the right at their own expense and employing counsel of their own choice to communicate with the Tax authorities on all matters relating to Indemnity Issues (but only to such extent). The Purchaser’s Group shall not communicate with Tax authorities in respect of Indemnity Issues unless the Sellers have consented to the communication.

(c) Each time that the Purchaser’s Group, the Company or a Subsidiary of the Company receives an assessment, reassessment, confirmation or appeal or other notice in writing of any Indemnity Issue (each of which is hereinafter referred to as an “Assessment”), the Purchaser’s Group shall deliver to the Sellers within 20 days of receiving the Assessment, a copy of the Assessment together with a statement (the “Statement”) setting out a without prejudice estimate of the Purchaser’s Losses arising therefrom, on the assumption that the Assessment is valid.

(d) The Sellers shall review the Statement and notify the Purchaser’s Group within 20 days of receiving the Statement of any disagreement with respect to the without prejudice estimate of Purchaser’s Losses contained therein, which disagreement shall be resolved by the Parties, acting reasonably. Should the Sellers elect not to contest the Assessment in respect of Indemnity Issues, the Sellers shall remit the amount of Tax comprising the Purchaser’s Loss to the appropriate Tax authority within the time prescribed therefor by the Applicable Law relating to Tax.

(e) Provided that the Sellers have remitted to the Receiver General (Canada), Canada Revenue Agency or such other Tax authority, as applicable, the amount of Taxes in respect of such Indemnity Issues required to be remitted to challenge an Assessment under any Applicable Laws, (i) the Sellers, as agent for the Company or its Subsidiary, as the case may be, shall have the right, at their own expense and employing counsel of their own choice to contest any Assessment to the extent that it relates to Indemnity Issues (but only to such extent), provided that the Sellers give written notice to the Purchaser of their intention to dispute the Indemnity Issues within 45 days of the Sellers’ receipt of a copy of the Assessment and the Statement in respect thereof; (ii) the Purchaser’s Group, the Company and its Subsidiaries shall not communicate with any Tax authorities with respect to such Indemnity Issues unless the Sellers have consented to such communication; (iii) the Purchaser’s Group, the Company and its Subsidiaries shall not take any action or agree to any settlement with a Tax authority which pertains to such Indemnity Issues without the written consent of the Sellers; and (iv) if the Sellers subsequently decide to abandon all or a portion of the contest, the Sellers shall deliver a written notice to the Purchaser of their intention to do so at least 10 days before abandoning the contest.

(f) If an Assessment relates to Indemnity Issues and to other issues, the Purchaser’s Group shall, at its own expense and employing counsel of its own choice, have full carriage and control of the dispute of the portion of the Assessment relating to such other issues.

(g) The Purchaser, the Company, its Subsidiaries and the Sellers shall co-operate with each other with respect to Indemnity Issues and shall keep each other reasonably informed of the status or conduct related to Indemnity Issues.

(h) If the Sellers have provided any security or paid any Tax to a Tax authority in respect of Indemnity Issues and if any such security or Tax is surrendered or refunded, as the case may be, by the Tax authority to any member of the Purchaser’s Group (including the Company and its Subsidiaries), provided that the Sellers have honoured their indemnity obligations under this Article 9, such member shall receive such security or refund as a trustee for the benefit of the Sellers and shall forthwith deliver such security or refund (net of reasonable expenses, if any, incurred for the purpose of obtaining such security or refund) to the Sellers.

(i) Provided that the Sellers have honoured their indemnity obligations under this Article 9, if the Company or its Subsidiary is or becomes entitled to a refund of an amount paid to a Tax authority by the Company, its

Subsidiary or the Sellers on behalf of the Company or its Subsidiary in respect of taxation years ending on or before the Closing, such refund, including any interest received by the Company or its Subsidiary (net of reasonable expenses, if any, incurred for the purpose of obtaining such refund, and net of incremental taxes, if any, whether federal, provincial or foreign, which as a result only of the receipt of such interest is or becomes payable or would have become or remained payable had the Company or its Subsidiary or the tax authority not applied any other discretionary deductions from income or loss carry-forwards or carry-backs against any amount included in income in respect thereof or utilized any available tax credits) shall be paid to the Sellers forthwith upon receipt thereof and, to the extent that the amount of such refund and interest is applied as a credit against any other liability of the Company or Subsidiary of the Company, upon receipt of notification of such credit. Any amount so received by the Purchaser’s Group, the Company or Subsidiary of the Company which is required to pay to the Sellers pursuant to this paragraph (i) shall be received by such party as a trustee for the Sellers.

(j) Wherever in this Section 9.5 the Company or its Subsidiary is required to do any act or thing or is stated to be under any obligation of any kind whatsoever, the Purchaser’s Group shall cause such party to do such act or thing or fulfil such obligation.

(k) Notwithstanding any other provision of this Agreement to the contrary, the Sellers shall not be liable for any claim in respect of an Indemnity Issue to the extent voluntary adjustment of discretionary deductions made by or in respect of the Purchaser’s Group, the Company or any Subsidiary of the Company after the Closing but affecting periods ending on or prior to Closing (other than any activities, transactions and filings to which the Sellers have expressly consented) increase the Taxes of the Company or its Subsidiary, or reduce credits or deductions otherwise available to reduce Taxes of the Company or Subsidiary of the Company.

ARTICLE 10

MISCELLANEOUS

10.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing in accordance with the applicable Survival Period. After Closing no Party shall have any liability to any other Party based on any representation or warranty made herein or in any instrument delivered pursuant to this Agreement unless written notice of a claim, together with reasonable particulars thereof, shall have been provided to the other Party within the Survival Period related thereto.

10.2 Amendment. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

10.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective upon delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the 5th day after being so mailed), at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by prior notice):

(a)	If to Purchaser:

Midnight Oil & Gas Ltd.

North Tower, Sunlife Plaza Suite 1000

140 – 4 Avenue, S.W., Calgary, Alberta T2P 3N3

Attention: President

Telephone: (403)

Facsimile: (403) 264-0085

(b)	If to Sellers:

Vintage Petroleum Canada Investments ULC

Vintage Petroleum South America Holdings, Inc.

Vintage Canada Oil & Gas ULC

110 West Seventh Street, Suite 2300

Tulsa, Oklahoma 74119

Attention: Robert W. Cox

Telephone: (918) 592-0101

Facsimile: (918) 878-5704

10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties by facsimile transmission, electronic delivery, or in original, it being understood that all Parties need not sign the same counterpart.

10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

10.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Sections 5.2 and 5.6, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

10.7 Governing Law And Dispute Resolution

(a) This Agreement shall in all respects be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein.

(b) The Parties agree to make a good faith and timely effort to resolve any disagreement, dispute, controversy or claim (a “Legal Dispute”) arising out of or relating to this Agreement, its existence, validity, the interpretation hereof, any arrangements relating hereto, or the breach, termination or invalidity hereof. Failing such a resolution within ten (10) days of any notice of a Legal Dispute, such Legal Dispute shall, if the Parties thereto so agree, be resolved through mediation to be carried out by a mediator jointly selected by the Parties.

(c) Any unresolved Legal Dispute shall be referred to and finally settled (without any right to appeal), by arbitration, pursuant to the Arbitration Act (Alberta) (R.S.A. 2000, c. A-43, as amended from time to time), by one arbitrator in the event the amount in controversy is equal to or less than $1,000,000, or by three arbitrators for all other Legal Disputes.

(d) The arbitration process referred to in the preceding paragraph shall take place in Calgary, Alberta, and shall be conducted in the English language.

(e) Each Party hereby waives, to the fullest extent permitted by law, its right to appeal or challenge the validity of the arbitration award before any court of law, or that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Notwithstanding the above, the Party in whose favour the Legal Dispute is resolved may request the enforcement of the arbitration award before a Court if the other Party does not comply with what is resolved.

(f) Each Party agrees that service of process in any action, suit or proceeding referred to in this Section 10.7 shall be deemed in every respect effective service of process upon it if sent to it at the address for notice purposes set forth in Section 10.3.

(g) In the event a Party is subject to a third party action brought in any Court, and such Party is an indemnified party as set forth in this Agreement, and the indemnifying party fails to indemnify the indemnified party in accordance with this Agreement, the arbitration provisions of this Section 10.7 shall not apply, and the indemnified party is free to bring a cross claim, counter claim, or other claim against the indemnifying party in any such action.

10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Purchaser may assign, in its sole discretion, its rights, interests and obligations hereunder to any wholly-owned Subsidiary of Purchaser, provided that Purchaser shall notify Sellers of any such assignment and remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.9 Waivers. At any time prior to the Closing, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

10.10 Confidentiality Agreement. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms. Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

10.11 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

10.12 Cooperation After Closing. Each Party shall, at any time and from time to time after Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by another Party in order to carry out the intent and purpose of this Agreement. Sellers agree that upon receipt after Closing of checks, mail or other property or documents which are the property of the Company or its Subsidiaries, they will promptly forward such items to the Company or its Subsidiaries at Purchaser’s address as set forth in Section 10.3.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

“Purchaser”

Midnight Oil & Gas Ltd.

By:	/s/ Fred Woods	By:	/s/ Andrew Weldon
Name:	Fred Woods	Name:	Andrew Weldon
Title:	President	Title:	Vice President Land

“Sellers”

Vintage Petroleum Canada Investments ULC

By:	/s/ Gary A. Watson
Name:	Gary A. Watson
Title:	President

Vintage Canada Oil & Gas ULC

By:	/s/ Gary A. Watson
Name:	Gary A. Watson
Title:	President

Vintage Petroleum South America Holdings, Inc.

By:	/s/ Gary A. Watson
Name:	Gary A. Watson
Title:	Attorney In Fact

The following schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any such omitted schedule to the Securities and Exchange Commission upon its request.

Schedule A - Disclosure Schedule

Schedule B - Property Schedule

Schedule C - Escrow Agreement

Schedule D - Privacy Legislation